UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):April 20, 2012

PRIME GLOBAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	333-158713	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas

50480 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

Acquisition of Max Trend International Limited

On April 20, 2012, Power Green Investments Limited, a British Virgin Islands limited liability company and our wholly owned subsidiary, or Power Green, acquired all of the issued and outstanding securities of Max Trend International Limited, a Hong Kong limited liability company, or Max Trend, for aggregate cash consideration of US $10,000 in accordance with the terms of a Stock Transfer Agreement, or the Stock Transfer Agreement. In connection with the acquisition, Power Green assumed a cash balance of approximately US$183,208 and all of Max Trend’s liabilities in the approximate amount of US $191,596, US $179,485 of which are loans made by Max Trend’s director and stockholder Wooi Khang Pua to organize and finance the company.

Max Trend’s wholly owned subsidiary, Shenzhen Max Trend Green Energy Company Limited, or SMTG, is a wholly foreign-owned enterprise under the laws of the People’s Republic of China. Max Trend and SMTG have not commenced operations and have not generated any revenues since inception. Except for the nominal cash balance, Max Trend holds no real assets on a consolidated basis.

Max Trend is owned in equal parts by Kok Wai Chai and Wooi Khang Pua, who also serve as directors of Max Trend. Mr. Pua also serves as the legal representative of SMTG. Messrs. Chai and Pua are directors of our wholly owned subsidiary Union Hub Technology Sdn. Bhd., or UHT, and each holds approximately 4.96% of our issued and outstanding common stock. Mr. Chai is also a shareholder of our variable interest entity Virtual Setup Sdn. Bhd., or VSSB.

Upon the consummation of the acquisition of Max Trend, Messrs. Chai and Pua will remain directors of Max Trend, and Mr. Pua will remain SMTG’s legal representative.

The foregoing description of the acquisition of Max Trend is qualified in its entirety by reference to the Stock Transfer Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Stock Transfer Agreement dated April 20, 2012, by and among Power Green Investments Limited, on the one hand, and Kok Wai Chai and Wooi Khang Pua, on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: April 23, 2012

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer